EXHIBIT 10.21

SECOND AMENDMENT TO THE

FIRST STATE BANCORPORATION

DEFERRED COMPENSATION PLAN

(Effective December 1, 2005)

1. Plan Sponsor: First State Bancorporation.

2. Amendment of Plan: The Plan Sponsor desires to amend the First State Bancorporation Deferred Compensation Plan (the “Plan”) to modify the eligibility provisions. This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment. The following amendments to the Plan are adopted effective as of January 25, 2008.

A.	Section 1.9 is deleted in its entirety and a new Section 1.9 is adopted to read in full as follows:

1.9 Employee means an individual who is employed by an Employer as a highly compensated and/or management level employee whom the Employer (1) reasonably anticipates will earn at least $160,000 in total compensation per Plan Year; and (2) employs at the level of Senior Vice President or above.

3. Terms and Conditions of Plan: Except for the above Amendment, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

Second Amendment to the First State Bancorporation Deferred Compensation Plan